As filed with the Securities and Exchange Commission on July 16, 2015

Registration No. 333-195868

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 2

to
FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ETFS ASIAN GOLD TRUST
Sponsored by ETF Securities USA LLC
(Exact name of Registrant as specified in its charter)

New York (State or other jurisdiction of incorporation or organization)	1040 (Primary Standard Industrial Classification Code Number)	27-6885194 (I.R.S. Employer Identification No.)

48 Wall Street
11th Floor
New York, NY 10005
(212) 918-4954
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Corporation Service Company
80 State Street
Albany, NY 12207-2543
(800) 927-9800
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Peter J. Shea, Esq. Katten Muchin Rosenman LLP 575 Madison Avenue New York, NY 10022

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.

☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.



If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.



If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.



Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer 	Accelerated filer 
Non-accelerated filer 	Smaller reporting company ☒
(Do not check if a smaller reporting company)

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.

ETFS Asian Gold Trust

Supplement dated July 16, 2015 to the Prospectus dated March 20, 2015

ETFS Asian Gold Trust to be Terminated

ETF Securities USA LLC, as sponsor (the “Sponsor”) of the ETFS Asian Gold Trust (the “Trust”), has decided to terminate the Trust effective as of August 12, 2015 (the “Termination Date”). The Sponsor regularly reviews the products that it makes available to investors in order to concentrate its offering on products that experience sufficient investor demand.  This is normal practice in the global exchange-traded product industry and follows similar reviews and announcements made in respect of selected products sponsored by the Sponsor’s affiliates in non-U.S. markets.

Notice of Termination of Trust

The last day of trading for the ETFS Physical Asian Gold Shares (NYSE Arca: AGOL) (“Shares”) on NYSE Arca, Inc. (“NYSE Arca”) will be the Termination Date, and the last day on which baskets of Shares may be created will be August 7, 2015. The last day on which redemptions of Shares will require the surrender of Creation Unit aggregations of 50,000 Shares will be August 12, 2015.  NYSE Arca will suspend trading in the Shares before the open of trading on August 13, 2015.

Process for Transactions Settling Following the Termination Date

Pursuant to the terms of the Depositary Trust Agreement of the Trust (the “Trust Agreement”), on any business day beginning on August 10, 2015 and continuing until 4:00 p.m. Eastern Time on November 10, 2015, shareholders may tender their Shares for redemption electronically through the facilities of the Depository Trust Company (“DTC”) to The Bank of New York Mellon, as trustee of the Trust (the “Trustee”), and receive the amount of unallocated gold represented by the tendered Shares as described below.  Shareholders that are not direct participants in DTC may only tender their Shares indirectly through entities that are direct participants in DTC.

1

Although gold held by the Trust following the Termination Date will continue to be held in allocated form, only unallocated gold will be delivered to the tendering shareholder’s unallocated gold account, and there will be no delivery of physical gold directly to tendering shareholders. No tender of Shares in exchange for unallocated gold will be accepted after 4:00 p.m. Eastern Time on November 10, 2015. The Trust draws to its shareholders’ attention that unallocated gold delivered to tendering shareholders may only be credited to a loco London or Singapore unallocated gold account maintained by a gold bullion clearing bank. Accordingly, holders who do not have access to such an account may wish to sell their Shares prior to the last day of trading on NYSE Arca. Otherwise, these holders will not be able to redeem their Shares, and will not receive any distribution with respect to their Shares until after the Trustee makes a final distribution to DTC and DTC makes a subsequent distribution to the registered holders as described below. Consequently, these shareholders will remain exposed to market movements in the price of gold until the Trust’s remaining gold is sold for United States Dollars as described below.

Upon receipt by the Trustee of a tendering shareholder’s Shares together with transfer instructions in proper form identifying the tendering shareholder’s unallocated gold account and payment by or for the shareholder of any fees, charges and taxes, including the $500 transaction fee, the amount of unallocated gold represented by such Shares will be delivered to the tendering shareholder’s unallocated gold account.

During the 90-day period following the Termination Date, redemptions of Shares can be processed, subject to the conditions stated above, for Shares surrendered in any quantity. The  required payment of any fees, charges and taxes, including the $500 transaction fee, in connection with the surrender of a  small quantities of Shares in a single transaction may cost more than, or otherwise significantly reduce, the value to the redeeming shareholder of unallocated gold issued in such redemption.

Final Distribution

Commencing November 11, 2015, any remaining gold held for the Trust will be sold for United States Dollars pursuant to the terms of the Trust Agreement. The Trustee will make a final distribution, in the amount received in such sale in United States Dollars as reduced by any accrued fees, charges and taxes payable from the Trust, to DTC with respect to any remaining outstanding Shares on or around November 17, 2015. In accordance with DTC rules, the cash will be distributed by DTC participants to the remaining shareholders based on the number of Shares held, and such shareholders’ Shares will be cancelled, without any tender of Shares by such shareholders.

All transaction costs incurred by the Trust in terminating the Trust will be paid by the Sponsor. However, tendering shareholders will nonetheless be subject to any fees, charges and taxes,

2

including the $500 transaction fee, as described above, and ordinary Trust expenses will continue to accrue until the final distribution of cash.

Deregistration of the Shares

On or about August 12, 2015 the Sponsor intends to file with the Securities and Exchange Commission (the “SEC”), on behalf of the Trust, a Form 15 to voluntarily deregister the Shares and suspend reporting obligations under the Securities Exchange Act of 1934, as amended. The Trust’s duty to file periodic reports with the SEC will be suspended immediately upon the filing of the Form 15. The Sponsor expects that deregistration of the Shares will become effective 90 days after that filing.

The Trust has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest in the Shares, you should read the prospectus in the registration statement and other documents the Trust has filed with the SEC for more complete information about the Trust and its offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, you may get these documents from the Trust’s website at www.etfsecurities.com/institutional/us/en-us/documents.aspx or by calling (212) 918-4954 to request them.

Investors Should Retain This Supplement for Future Reference

3

PART II—INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The Registrant (“Registrant” or “Trust”) shall not bear any expenses incurred in connection with the issuance and distribution of the securities being registered. These expenses shall be paid by ETF Securities USA LLC, the sponsor of the Registrant (“Sponsor”).

Item 14. Indemnification of Directors and Officers.

Section 5.6(a) of the Registrant’s Depositary Trust Agreement (“Trust Agreement”) between The Bank of New York Mellon, the Registrant’s Trustee (“Trustee”), and the Sponsor provides that the Trustee, its directors, employees and agents (each a “Trustee Indemnified Party”) shall be indemnified from the Trust and held harmless against any loss, liability or expense (including, but not limited to, the reasonable fees and expenses of counsel) arising out of or in connection with the performance of its obligations under the Trust Agreement and under each other agreement entered into by the Trustee, in furtherance of the administration of the Trust (including, without limiting the scope of the foregoing, the Trust’s custody agreements and authorized participant agreements to which the Trustee is a party, including the Trustee’s indemnification obligations thereunder) or by reason of the Trustee’s acceptance of the Trust incurred without (1) gross negligence, bad faith, willful misconduct or willful malfeasance on the part of such Trustee Indemnified Party in connection with the performance of its obligations under the Trust Agreement or any such other agreement or any actions taken in accordance with the provisions of the Trust Agreement or any such other agreement or (2) reckless disregard on the part of such Trustee Indemnified Party of its obligations and duties under the Trust Agreement or any such other agreement. Such indemnity shall include payment from the Trust of the costs and expenses incurred by such Trustee Indemnified Party in defending itself against any claim or liability in its capacity as Trustee. Any amounts payable to a Trustee Indemnified Party under Section 5.6(a) of the Trust Agreement may be payable in advance or shall be secured by a lien on the Trust.

Section 5.6(b) of the Trust Agreement provides that the Sponsor and its members, managers, directors, officers, employees, affiliates (as such term is defined under the Securities Act of 1933, as amended (“Securities Act”)) and subsidiaries (each a “Sponsor Indemnified Party”) shall be indemnified from the Trust and held harmless against any loss, liability or expense (including, but not limited to, the reasonable fees and expenses of counsel) arising out of or in connection with the performance of its obligations under the Trust Agreement and under each other agreement entered into by the Sponsor, in furtherance of the administration of the Trust (including, without limiting the scope of the foregoing, authorized participant agreements to which the Sponsor is a party, including the Sponsor’s indemnification obligations thereunder) or any actions taken in accordance with the provisions of the Trust Agreement incurred without (1) gross negligence, bad faith, willful misconduct or willful malfeasance on the part of such Sponsor Indemnified Party in connection with the performance of its obligations under the Trust Agreement or any such other agreement or any actions taken in accordance with the provisions of the Trust Agreement or any such other agreement or (2) reckless disregard on the part of such Sponsor Indemnified Party of its obligations and duties under the Trust Agreement or any such other agreement. Such indemnity shall include payment from the Trust of the costs and expenses incurred by such Sponsor Indemnified Party in defending itself against any claim or liability in its capacity as Sponsor. Any amounts payable to a Sponsor Indemnified Party under Section

5.6(b) of the Trust Agreement may be payable in advance or shall be secured by a lien on the Trust. The Sponsor may, in its discretion, undertake any action which it may deem necessary or desirable in respect of the Trust Agreement and the rights and duties of the parties hereto and the interests of the shareholders of the Trust and, in such event, the legal expenses and costs of any such actions shall be expenses and costs of the Trust and the Sponsor shall be entitled to be reimbursed therefor by the Trust.

The indemnities provided by Section 5.6 of the Trust Agreement shall survive notwithstanding any termination of the Trust Agreement and the Trust or the resignation or removal of the Trustee or the Sponsor, respectively.

Item 15. Recent Sales of Unregistered Securities

Not applicable

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits

Exhibit Number	Description
4.1	Depositary Trust Agreement (the “Trust Agreement”)*
4.2	Form of Authorized Participant Agreement*
4.3	Form of Global Certificate (attached as Exhibit A to the Trust Agreement)*
5.1	Opinion of Katten Muchin Rosenman LLP as to legality**
8.1	Opinion of Katten Muchin Rosenman LLP as to tax matters**
10.1	Allocated Account Agreement*
10.2	Unallocated Account Agreement*
10.3	Depository Agreement*
10.4	Marketing Agent Agreement*
23.1	Consent of Deloitte & Touche LLP***
23.2	Consents of Katten Muchin Rosenman LLP are included in Exhibits 5.1 and 8.1
24.1	Powers of Attorney***
99.1	Opinion of Katten Muchin Rosenman UK LLP**
99.2	Press Release, dated July 14, 2015****

*Incorporated by reference to the Exhibit identified with the same number and filed with Pre-Effective Amendment No. 2 to the Trust’s registration statement on Form S-1 (File No. 333-168277) on January 10, 2011.

** Incorporated by reference to the Exhibit identified with the same number and filed with the Trust’s registration statement on Form S-1 (File No. 333-195868) on May 12, 2014.

*** Incorporated by reference to the Exhibit identified with the same number and filed with Post-Effective Amendment No. 1 the Trust’s registration statement on Form S-1 (File No. 333-195868) on March 13, 2015.

****Incorporated by reference to the Exhibit 99.1 filed with the Registrant’s Form 8-K (File No. 001-35029) on July 16, 2015.

 (b) Financial Statement Schedules

Not applicable.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)If the Registrant is relying on Rule 430B (§230.430B of this chapter):

(A)Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) (§230.424(b)(3) of this chapter) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) (§230.424(b)(2), (b)(5), or (b)(7) of this chapter) as part of a registration statement in reliance or Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) (§230.415(a)(1)(i), (vii), or (x) of this chapter) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of an included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchase with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)If the Registrant is subject to Rule 430C (§230.430C of this chapter), each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);
(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;
(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(6)That insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-1 and has duly caused this Post-Effective Amendment No. 2 to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Helier, Jersey, on July 16, 2015.

ETF SECURITIES USA LLC
Sponsor of the ETFS Asian Gold Trust

/s/ Graham Tuckwell	(President and Chief Executive Officer)
By: /s/ Christopher Foulds______________ Christopher Foulds (Chief Financial Officer and Treasurer)

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 2 to this registration statement has been signed by the following persons in the capacities* and on the dates indicated.

Ay [
Signature	Capacity	Date

** Graham Tuckwell	President and Chief Executive Officer (principal executive officer)	July 16, 2015

/s/ Christopher Foulds Christopher Foulds	Chief Financial Officer and Treasurer (principal financial officer and principal accounting officer)	July 16, 2015

/s/ Christopher Foulds ** By:Christopher Foulds Attorney-in-Fact		July 16, 2015

*	The Registrant is a trust and the persons are signing in their capacities as officers of ETF Securities USA LLC, the Sponsor of the Registrant.